Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464

TONYA MITCHEM GRINDON, SHAREHOLDER Direct Dial: 615.726.5607 Direct Fax: 615.744.5607 E-Mail Address: tgrindon@bakerdonelson.com	www.bakerdonelson.com

July 16, 2015

Board of Directors

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Re:	Registration of Securities by Provectus Biopharmaceuticals, Inc. on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Company has provided us with four prospectuses, which form part of the Registration Statement:

•	a base prospectus (the “Base Prospectus”);

•	a prospectus (the “Cantor Sales Agreement Prospectus”) covering the offering, issuance and sale by the Company of up to $50,000,000 of shares of common stock, par value $0.001 per share of the Company (“Common Stock”), that may be issued and sold under the Controlled Equity OfferingSM Sales Agreement, dated April 30, 2014, between the Company and Cantor Fitzgerald & Co. (such agreement, the “Cantor Sales Agreement,” and such shares of Common Stock, the “Cantor Sales Agreement Shares”);

•	a prospectus (the “Alpha Capital Purchase Agreement Prospectus”) covering the offering, issuance and sale by the Company of up to $10,000,000 of shares of Common Stock plus additional shares of Common Stock equal to 3.5% of the aggregate amount of shares of Common Stock purchased by Alpha Capital Anstalt (“Alpha Capital”) pursuant to that certain Purchase Agreement between the Company and Alpha Capital, dated as of July 22, 2013 and as amended by that certain Consent and Waiver of Rights, dated June 18, 2015 (such agreement and Consent and Waiver of Rights, the “Alpha Capital Purchase Agreement”, and such shares of Common Stock, the “Alpha Capital Purchase Agreement Shares”); and

•	a prospectus (the “Warrant Shares Prospectus”) covering up to 20,125,000 shares of Common Stock (the “Warrant Shares”) to be issued by the Company upon the exercise of 20,125,000 warrants previously offered and sold by the Company in June 2015 (the “2015 Warrants”) pursuant to the Warrant Agreement, dated June 19, 2015, by and between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “2015 Warrant Agreement”).

Provectus Biopharmaceuticals, Inc.

July 16, 2015

The Base Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Base Prospectus, the Cantor Sales Agreement Prospectus, the Alpha Capital Purchase Agreement Prospectus and the Warrant Shares Prospectus, together provide for the registration by the Company from time to time of up to $100 Million amount of:

•	shares of Common Stock (the “Base Prospectus Shares”);

•	shares of preferred stock, par value $.001 per share (the “Preferred Stock”);

•	warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”); and

•	units comprised of one or more shares of Common Stock, Preferred Stock and Warrants in any combination thereof (the “Units”).

The Cantor Sales Agreement Shares, the Alpha Capital Purchase Agreement Shares, the Warrant Shares, the Base Prospectus Shares, the Preferred Stock, the Warrants, and the Units are collectively referred to herein as the “Securities.” The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement, the Base Prospectus, the Cantor Sales Agreement Prospectus, the Alpha Capital Purchase Agreement Prospectus, the Warrant Shares Prospectus and such other records, agreements, certificates and documents, and have made legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company.

The Warrants may be issued pursuant to a warrant agreement (the terms and conditions of which will be set forth in a Prospectus Supplement(s) relating to an issuance of Warrants), between the Company and a financial institution to be identified therein as a warrant agent (the “Warrant Agent”), as such warrant agreement may be supplemented from time to time (collectively, the “Warrant Agreement”). To the extent that the obligations of the Company under Warrants may be dependent upon such matters, we assume for purposes of this opinion letter that (i) the Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; (iii) the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legally valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; (iv) the Warrant Agent is in compliance, generally and with respect to acting as a trustee under the Warrant Agreement, with all applicable laws and regulations; and (v) the Warrant Agent has the requisite organizational and legal power and authority to execute and deliver and to perform its obligations under the Warrant Agreement.

With respect to our opinion as to the Cantor Sales Agreement Shares, we have assumed that no more than 96,153,843 Cantor Sales Agreement Shares will be sold, based on a sale price of $0.52 per share, representing the last reported sale price of the Common Stock on the NYSE MKT on July 15, 2015. In rendering the opinions set forth herein, we have assumed that the issuance of the Cantor Sales Agreement Shares will not exceed the authorized number of shares of Common Stock set forth in the Company’s certificate of incorporation.

Provectus Biopharmaceuticals, Inc.

July 16, 2015

With respect to our opinion as to the Alpha Capital Purchase Agreement Shares, we have assumed that no more than 7,762,500 Alpha Capital Purchase Agreement Shares will be sold, based on a sale price of $0.75 per share, representing the minimum closing price of our Common Stock on the NYSE MKT at which we are permitted to sell to Alpha Capital.

We have assumed that payment and delivery of the Warrant Shares is made in accordance with the terms set forth in the 2015 Warrant Agreement and the 2015 Warrants and that the terms set forth in such agreements are in accordance with the resolutions of the Company’s Board of Directors (the “Board”) approving the issuance and sale of the Warrant Shares. In addition, we have assumed that the certificates representing the Warrant Shares will be duly executed and delivered.

The opinions expressed herein are limited to matters governed by federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. With respect to the Cantor Sales Agreement Shares, when issued and paid for in accordance with the Cantor Sales Agreement and as contemplated in the Registration Statement and the Cantor Sales Agreement Prospectus (with such Cantor Sales Agreement Shares, together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired not exceeding an aggregate of 300,000,000 shares of Common Stock), the Cantor Sales Agreement Shares will be duly authorized, validly issued, fully paid and nonassessable.

2. With respect to the Alpha Capital Purchase Agreement Shares, when issued and paid for in accordance with the Alpha Capital Purchase Agreement and as contemplated in the Registration Statement and the Alpha Capital Purchase Agreement Prospectus (with such Alpha Capital Purchase Agreement Shares, together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired not exceeding an aggregate of 300,000,000 shares of Common Stock), the Alpha Capital Purchase Agreement Shares will be duly authorized, validly issued, fully paid and nonassessable.

3. With respect to the Warrant Shares, when issued and paid for in accordance with the terms of the 2015 Warrants and the 2015 Warrant Agreement (with such Warrant Shares, together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired not exceeding an aggregate of 300,000,000 shares of Common Stock), the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

4. When (i) the Board has adopted a resolution in form and content as required by applicable law authorizing the issuance of Base Prospectus Shares (with such Base Prospectus Shares, together with all shares of Common Stock previously issued or reserved for issuance and not duly and lawfully retired, not exceeding an aggregate of 300,000,000 shares of Common Stock) and (ii) such Base Prospectus Shares are issued and delivered and payment of legal consideration in excess of the par value thereof is received in the manner contemplated by the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and by such resolution, such Base Prospectus Shares will be duly authorized, validly issued, fully paid and nonassessable.

Provectus Biopharmaceuticals, Inc.

July 16, 2015

5. When (i) a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Certificate of Incorporation and applicable law, (ii) when the Board has adopted a resolution in form and content as required by applicable law authorizing the issuance of shares of Preferred Stock (with such shares, together with all shares previously issued or reserved for issuance and not duly and lawfully retired, not exceeding an aggregate of 25,000,000 shares of Preferred Stock), and (iii) such shares are issued and delivered and payment of legal consideration in excess of the par value thereof is received in the manner contemplated by the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s) and by such resolution, shares of such series of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

6. When (i) the Warrant Agreement has been duly executed and delivered by the Company and the Warrant Agent, (ii) the Warrants have been established in accordance with the Warrant Agreement (including, without limitation, the adoption by the Board, or a duly formed committee thereof, of a resolution duly authorizing the issuance and delivery of the Warrants), duly authenticated by the Warrant Agent and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Warrant Agreement and as contemplated by the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), and assuming that the (x) terms of the Warrants executed and delivered are as described in the Registration Statement, the Base Prospectus and the related Prospectus Supplement(s), (y) Warrants as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, and (z) Warrants as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7. When the issuance and terms of the sale of the Units have been duly authorized by the Board; the terms of the Units and of their issuance and sale have been duly established so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property; the Units have been duly executed and issued and sold in accordance with the applicable definitive purchase, underwriting or similar agreement, as contemplated by the Registration Statement, the Base Prospectus and the related Prospectus Supplement, and assuming that (a) any Base Prospectus Shares that form a part of such Units are validly issued, fully paid and nonassessable, as contemplated in numbered paragraph 4 above, (b) any shares of Preferred Stock that form a part of such Units are validly issued, fully paid and nonassessable, as contemplated in numbered paragraph 5 above and (c) any Warrants that form a part of such Units constitute valid and binding obligations of the Company in accordance with their terms, as contemplated in numbered paragraph 6 above, the Units will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In rendering the opinions set forth above, we have assumed that: (i) the Registration Statement will have become effective under the Securities Act, a Prospectus Supplement will have been prepared and filed with the SEC describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement; (ii) a definitive purchase, underwriting or similar agreement with respect to such Securities (if applicable) will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Securities will be duly authorized by all necessary corporate action by the Company, any agreement pursuant to which

Provectus Biopharmaceuticals, Inc.

July 16, 2015

such Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Company is, and will remain, duly organized, validly existing and in good standing under applicable state law; (v) the Company will have reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the shares of Common Stock pursuant to the Registration Statement and (vi) the Company will have reserved a sufficient number of shares of its duly authorized, but unissued, Preferred Stock as is necessary to provide for the issuance of the shares of Preferred Stock pursuant to the Registration Statement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy. Our opinions expressed herein are also subject to the qualification that no term or provision shall be included in any Warrant, Unit or any other agreement or instrument pursuant to which any of the Securities are to be issued that would affect the validity of such opinions.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWITZ, PC

/s/Tonya Mitchem Grindon

By:         Tonya Mitchem Grindon

               Authorized Signatory